OPERATING AGREEMENT


     THIS OPERATING AGREEMENT ("Agreement"), dated June 13,
1995, is between Utah Resources International, Inc. ("URI"), MidWest Railroad Construction and Maintenance Corporation ("MWR"), and Robert
D. Wolff ("Wolff").

                          RECITALS

     A. URI, MWR and Wolff are parties to a Plan of Share Exchange and Share Exchange Agreement, dated February 16, 1995 (the "Exchange Agreement").

     B.     This Agreement is entered into pursuant to the terms of
Section 7.6 of the Exchange Agreement.


     In consideration of the mutual covenants of the parties hereto, they agree as follows:

                         AGREEMENT

     1. Officers, Key Employees and Organization of the Companies. The parties represent and acknowledge that the current members of the Boards of Directors of both URI and Tonaquint, Inc., URI's wholly-owned subsidiary, are: (1) John H. Morgan, Jr.; (2) Daisy Morgan; (3) Lyle Hurd; (4) Dee Erickson; and, (5) Jay Sheen. The parties represent and acknowledge that the current members of the Board of Directors of MWR are: (1) Robert D. Wolff; (2) Steve Gorton; (3) Steve McCormick; (4) Bill Busch; and, (5) Dennis Olin. The parties agree that from the date of this Agreement until June 1, 1996, the Board of Directors of MWR shall remain as presently constituted unless change is necessitated by resignation or otherwise, in which case Wolff shall have the sole authority to appoint replacement directors for the unexpired term of the resigning or withdrawing member. The parties agree that from the date of this Agreement until June 1, 1996, the persons listed below shall be appointed to be the indicated officers and/or fill the indicated management positions in URI, MWR, and Tonaquint, Inc.:


Name     Company and Position

R. Dee Erickson     URI - Chairman of the Board
Robert D. Wolff     URI - Chief Executive Officer
Steve McCormick     URI - Chief Financial Officer, Treasurer
Maryann Hausse     URI - Secretary
Robert D. Wolff     MWR - Chief Executive Officer
Bill Busch     MWR - President and Chief Operating Officer
Steve McCormick     MWR - Chief Financial Officer
Karl Huffaker     MWR - Chief Engineer
Steve Gorton     MWR - Manager of Gillette operations
Dennis Olin     MWR - Manager of Denver operations
Rich Castleberry     MWR - Manager of SLC operations
Jim Pledger     MWR - Manager of New Mexico operations
Bob Gonzalez     MWR - Manager of Green River operations
Carl Brown     MWR - Equipment
Chris Busch     MWR - Switching
Gerry Brown     Tonaquint, Inc. - President
Lyle Hurd     Tonaquint, Inc. - Vice President of Marketing
Ladd Eldredge     Tonaquint, Inc. - Controller

     2. Employment Agreements. The parties acknowledge that Bob Wolff is employed by URI pursuant to a written employment agreement. The parties agree that Gerry Brown, Lyle Hurd, Dee Erickson, Steve Gorton, Steve McCormick, Bill Busch, Karl Huffaker, and Dennis Olin shall be employed by URI, MWR or Tonaquint, Inc., respectively, pursuant to written employment agreements set out in Exhibit A. These individuals, along with Mr. Wolff, shall also be entitled to participate in any employee benefit programs, pension, profit-sharing, stock option, bonus or incentive plans, and receive such other perquisites, all as the Board of Directors of URI shall establish and determine from time to time.

     3. Payments to Messrs. Erickson and Sheen. The parties acknowledge and agree that Messrs. Erickson and Sheen were instrumental and performed valuable services in connection with obtaining and consummating the share exchange. Upon closing of the transactions contemplated by the Exchange Agreement, the parties agree that URI shall pay Messrs. Erickson and Sheen, as full compensation for their services, each 38,000 shares of URI's common stock, which shall be registered on Form S-8 as soon as reasonably practicable, and each $104,000. The parties represent, acknowledge and agree that the compensation due Messrs. Erickson and Sheen is reasonable and fair to URI.

     4. Intercompany Revolving Line of Credit. The parties acknowledge and agree that MWR's need for cash to fund its operations fluctuates during the year and that MWR needs a dependable source of financing during negative cash flow periods. URI agrees to make available to MWR not less than $150,000 of operating capital on an ongoing basis, and to authorize Wolff and Steve McCormick to make the necessary transfers of funds, without the necessity of further action by URI's Board of Directors. The parties agree that the funds will constitute, and be accounted for as, an intercompany revolving line of credit from URI to MWR, and will be repaid on the terms and conditions agreed upon by the Boards of Directors of URI and MWR from time to time. If the Company elects not to renew Wolff's employment agreement following its initial three-year term, any outstanding balance on the revolving line of credit shall become a term loan, payable in quarterly installments of principal and interest over a two-year period.

     5. Internal Accounting System. The parties acknowledge that MWR has an internal accounting system covering its widely dispersed offices and operations. The parties agree that URI shall adopt the accounting policies and procedures, and shall acquire the equipment and services, necessary to coordinate its internal accounting and tie into the existing system of MWR; provided, however, that to the extent other accounting practices or procedures are mandated by URI's nature as an SEC reporting company, by generally accepted account principles, by Regulation S-X under the federal securities laws, by the Board of Directors of URI, or are recommended for adoption company-wide by URI's outside auditors, URI, MWR and Tonaquint, Inc. shall adopt such practices and procedures as required.

     6. Authority to Negotiate. Wolff, as Chief Executive Officer, has the responsibility and authority to manage the day-to-day operations of URI and its subsidiaries, subject to the direction and control of the Board of Directors. In addition, Wolff shall be and hereby is given the authority to negotiate business transactions not in the ordinary course of business, on behalf of URI, MWR and Tonaquint, Inc., including but not limited to negotiations to dispose of or acquire assets or businesses, and to negotiate with investment bankers and others; provided, however, that Wolff may not bind any of the companies as to business transactions not in the ordinary course of business without the prior approval of the respective Board of Directors.

     7. Construction. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision and the invalid or unenforceable provision shall be curtailed or limited but only to the minimum extent necessary to bring it within the requirements of law. The representations, warranties, covenants and agreements contained in this Agreement shall survive the consummation of the transactions provided for in the Agreement.

     8. Parties Bound. The parties agree that this Agreement shall be binding on successors, assigns and any other legal representative of a party.

     9. Attorneys' Fees. The prevailing party in any action to enforce the terms and conditions of this Agreement shall be entitled to payment by the other party of the prevailing party's actual attorneys' fees and costs of enforcement, whether in litigation or negotiated settlement.

     10. Assignment. This Agreement may not be assigned by either party without the other's prior written consent, which may be withheld for any reason.

     11. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Utah.


     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

UTAH RESOURCES INTERNATIONAL, INC.



By   /s/ R. Dee Erickson
   R. Dee Erickson
   Its Director




MIDWEST RAILROAD AND MAINTENANCE CONSTRUCTION



By /s/ Robert D. Wolff
   Robert D. Wolff
   Its President